Exhibit 99.2

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of the 10th______ day of December, 2008.

BETWEEN:

Ronald N. Little__________________________________

(the “Shareholder”)

-and-

IAMGOLD CORPORATION, a corporation existing under the laws of Canada ( “IAMGOLD”)

WHEREAS the Shareholder is the registered and/or direct or indirect beneficial owner of the common shares of Orezone Resources Inc. (“Orezone”) and the Orezone Convertible Securities (as defined herein), if any, set forth on Schedule A attached hereto;

AND WHEREAS the Shareholder understands that IAMGOLD, Orezone and 7086130 Canada Inc. (“New Orezone”) are, concurrently with the execution and delivery of this Agreement (as defined herein), executing and delivering the Arrangement Agreement (as defined herein) providing for the Arrangement (as defined herein);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder to (i) vote the Shareholder Shares (as defined herein) or cause the Shareholder Shares to be voted in favour of the Arrangement Resolution (as defined herein) and (ii) abide by the other restrictions and covenants set forth herein;

AND WHEREAS the Shareholder acknowledges that IAMGOLD would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

“Acquisition Proposal” means, other than from or with IAMGOLD or an IAMGOLD Subsidiary, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material properties or assets (including, without limitation, the sale of all or any part of the Orezone Assets or the Essakane Property), any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of any such material properties or assets, any sale or grant of a royalty or similar type transaction with respect to the Essakane Property (excluding the Permitted Royalty Discussions), any liquidation, winding-up, sale or redemption of a material number of shares or rights or interests therein or thereto or any similar transaction involving Orezone or any of the Orezone Subsidiaries, or any other transaction which would, or could, impede the completion of the Arrangement or any of the other transactions contemplated in the Arrangement Agreement or a written inquiry or proposal to do so, excluding the Arrangement, the Private Placement and the other transactions contemplated by the Arrangement Agreement;

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Agreement” means this lock-up agreement dated the date hereof and made between IAMGOLD and the Shareholder;

“Applicable Laws” means any domestic or foreign statute, law, ordinance, rule, regulation, restriction, published and legally binding regulatory policy or guideline, by-law (zoning or otherwise), or order or any consent, exemption, approval or licence of any domestic or foreign Governmental Entity that applies in whole or in part to the parties hereto, as the context requires, or to their respective businesses, undertakings, properties or securities including, without limitation, Applicable Securities Laws;

“Applicable Securities Laws” means Canadian Securities Laws and United States Securities Laws, as are applicable in the circumstances;

“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated the date hereof among IAMGOLD, Orezone and New Orezone entered into for the purpose of effecting the Arrangement, including the schedules attached thereto, as the same may be supplemented or amended from time to time;

“Arrangement Resolution” means the Special Resolution of Orezone Shareholders approving the Arrangement;

“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

“Canadian Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada and the published rules and policies of the Toronto Stock Exchange;

“CBCA” means the Canada Business Corporations Act, as amended;

“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

“Convertible Debenture” means the 6% convertible debenture dated July 1, 2008 and due July 1, 2011, in the amount of CAD$10,000,000 issued by Orezone to the Debentureholder;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Debentureholder” means MinQuest Fund I, L.P.;

“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date, or such other date as may be agreed to by the parties to the Arrangement Agreement;

“Essakane Property” means the Essakane gold project in Burkina Faso held by Orezone, Essakane S.A. or Essakane s.a.r.l., as more particularly described in Schedule D attached to the Arrangement Agreement;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of IAMGOLD and Orezone) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Orezone Assets” means all of the outstanding shares of Essakane (BVI) Limited, all of the outstanding shares of Orezone Essakane (BVI) Limited, all of the outstanding shares of Gold Fields Burkina Faso s.a.r.l., all of the outstanding shares of Essakane s.a.r.l. and 90% of the outstanding shares of Essakane S.A.;

“Orezone Convertible Securities” means the outstanding warrants, convertible securities and other rights to acquire Orezone Shares, including the Orezone Options and the Convertible Debenture;

“Orezone Meeting” means the special meeting of Orezone Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purposes of obtaining approval by Orezone Shareholders of the Arrangement Resolution;

“Orezone Option” mean the outstanding options to acquire Orezone Shares which have been issued pursuant to the Orezone Stock Option Plans;

“Orezone Shareholders” means holders of Orezone Shares;

“Orezone Shares” means the common shares which Orezone is authorized to issue as presently constituted;

“Orezone Stock Option Plans” means (i) the stock option plan of Orezone as approved by the directors of Orezone and by the Orezone Shareholders in 1997 and, (ii) the stock option plan of Orezone as approved by the board of directors of Orezone on April 24, 2008 and by the Orezone Shareholders on May 29, 2008;

“Permitted Royalty Discussions” means the discussions relating to a potential granting of a royalty in respect of the Essakane Property disclosed to IAMGOLD;

“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any  unincorporated organization or association, any government or instrumentality thereof and any tribunal;

“Plan” or “Plan of Arrangement” means the plan of arrangement to be substantially in the form and content of Schedule A attached to the Arrangement Agreement as amended or varied pursuant to the terms thereof;

“Private Placement” means the subscription and purchase by IAMGOLD of 71,428,571 Orezone Shares at a subscription price of $0.28 per share, in accordance with the provisions of Article 9 of the Arrangement Agreement;

“Shareholder Orezone Convertible Securities” means the Orezone Convertible Securities owned, directly or indirectly, by the Shareholder or an affiliate of the Shareholder;

“Shareholder Securities” means the Shareholder Shares and the Shareholder Orezone Convertible Securities collectively;

“Shareholder Shares” means all Orezone Shares, directly or indirectly owned by the Shareholder or an affiliate of the Shareholder or over which the Shareholder or an affiliate of the Shareholder exercises voting control, as set out in Schedule A attached hereto, together with all additional Orezone Shares directly or indirectly acquired or over which control or direction is acquired subsequent to the date hereof by the Shareholder or any affiliate of the Shareholder, including, but not limited to, the Orezone Shares acquired by the Shareholder or by an affiliate of the Shareholder pursuant to the exercise of the rights of the Shareholder under the Shareholder Orezone Convertible Securities;

“Special Resolution” has the meaning ascribed to such term in the CBCA;

“Termination Deadline” means April 15, 2009 or such other date as the parties to the Arrangement Agreement may otherwise agree upon in writing;

“United States Securities Laws” means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder, the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder, together with the applicable blue sky or securities legislation in the states of the United States, and the published rules and policies of the New York Stock Exchange, Inc. and the NYSE Alternext U.S., LLC.

1.2	Schedules

The following schedule attached hereto constitutes an integral part of this Agreement:

Schedule A	-	Shareholder Securities

ARTICLE 2
COVENANTS OF IAMGOLD

2.1	Obligations under Arrangement Agreement

IAMGOLD hereby covenants and irrevocably agrees in favour of the Shareholder that it will comply with its obligations set forth in the Arrangement Agreement.

ARTICLE 3
COVENANTS OF THE SHAREHOLDER

3.1	General

The Shareholder hereby covenants and irrevocably agrees in favour of IAMGOLD that, from the date hereof until the earlier of (i) the Effective Date and (ii) the termination of this Agreement in accordance with Article 5 hereof, except as permitted by this Agreement, such Shareholder:

(a)
will not, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Shareholder or any of the associates or affiliates of the Shareholder (collectively the “Representatives”), (i) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) an Acquisition Proposal or the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any substantive discussions or negotiations with any person (other than IAMGOLD or any of the associates or affiliates of IAMGOLD) regarding an Acquisition Proposal, (iii) approve, accept, endorse or recommend, or propose publicly to approve, accept, endorse or recommend, any Acquisition Proposal, or (iv) accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement or other contract in respect of an Acquisition Proposal;

(b)
will immediately cease and cause its Representatives to cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to any Acquisition Proposal;

(c)
will promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify IAMGOLD, at first orally and then in writing, in the event it or its Representatives receives an Acquisition Proposal, including the material terms and conditions thereof, and the identity of the Person or Persons making the Acquisition Proposal, provided that the Shareholder will also provide such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, as IAMGOLD may reasonably request;

(d)
will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any Shareholder Securities, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing;

(e)
will not grant or agree to grant any proxy or other right to vote any Shareholder Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Shareholder Shares that in each case might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement or this Agreement;

(f)
will not take any other action of any kind which could reasonably be expected to delay or interfere with the completion of the Arrangement and the other transactions contemplated by the Arrangement Agreement or this Agreement;

(g)
will not vote or cause to be voted any Shareholder Shares in respect of any proposed action by Orezone or its shareholders, associates or affiliates or any other Person in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement or this Agreement;

(h)
irrevocably waives to the fullest extent permitted by law any and all rights of the Shareholder to dissent with respect to the Arrangement Resolution or any other resolution relating to the approval of the Arrangement and not exercise any such right with respect to any such resolution;

(i)
will, in the event that any transaction other than the Arrangement is presented for approval of or acceptance by the securityholders of Orezone by a Person or group of Persons other than IAMGOLD, its associates or affiliates, not, directly or indirectly, vote in favour of, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction any of the Shareholder Securities;

(j)
will, in the event that any transaction other than the Arrangement is presented by IAMGOLD for approval of or acceptance by the securityholders of Orezone, vote in favour of, accept, assist or otherwise further the successful completion of such transaction or purport to tender or deposit into any such transaction the Shareholder Securities, provided that the value of the consideration for the Shareholder Shares under such transaction is equal to or higher than the value of the consideration for the Shareholder Shares under the Arrangement (an “Alternate IAMGOLD Transaction”); and

(k)
will take all such steps as are necessary or advisable to ensure that at the Effective Date, the Shareholder Shares and the Shareholder Orezone Convertible Securities, if applicable, will be held by such Shareholder with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands of any nature or kind whatsoever and will not be subject to any shareholders’ agreement, voting trust or similar agreement or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Shareholder Securities or the ability of the Shareholder to exercise all ownership rights thereto, including the voting of any Shareholder Shares in favour of the Arrangement Resolution;

provided however that nothing in this section 3.1 will prevent the Shareholder, if the Shareholder is a director or officer of Orezone, and solely in his or her capacity as such director or officer; (i) from acting in accordance with the exercise of his or her fiduciary duties or other legal obligation to act in the best interests of Orezone, or (ii) from taking any action permitted by section 4.2 and 4.3 of the Arrangement Agreement, if such action is required in order for the Shareholder to fulfill his or her fiduciary duty as a director and/or officer of Orezone.

3.2	Voting of the Shareholder Shares in Favour of the Arrangement Resolution

The Shareholder hereby agrees with IAMGOLD that it will vote or cause to be voted the Shareholder Shares and it will, on or before the fifth Business Day prior to Orezone Meeting, complete and cause forms of proxy in respect of all of the Shareholder Shares, and any other documents required in accordance with the Arrangement, to be validly delivered in support of the Arrangement Resolution, and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement including, but not limited to, section 3.1 hereof.

3.3	Voting or Deposit of the Shareholder Shares in Favour of an Alternate IAMGOLD Transaction

The Shareholder hereby agrees with IAMGOLD that, if the Shareholder is presented with an Alternate IAMGOLD Transaction, the Shareholder shall vote, or cause to be voted, or will deposit, or cause to be deposited, as the case may be, the Shareholder Shares and, if applicable, the Shareholder Orezone

Convertible Securities in favour of such Alternate IAMGOLD Transaction in the manner or in one of the manners required by the terms and conditions of such Alternate IAMGOLD Transaction.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with IAMGOLD as follows, and acknowledges that IAMGOLD is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement.

(a)
Incorporation. If the Shareholder is a corporation or other legal entity, the Shareholder is a subsisting corporation or other entity under the laws of the jurisdiction of its existence. The Shareholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement.

(b)
Authorization. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereunder have been authorized by the directors of the Shareholder, if applicable, and no other proceeding on the part of the Shareholder is necessary to authorize this Agreement or the transactions contemplated hereby.

(c)
Enforceability. This Agreement has been executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation enforceable by IAMGOLD against the Shareholder in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(d)
Ownership of Orezone Shares and Other Securities. The Shareholder is, and, will be immediately prior to the Effective Date, the direct or indirect beneficial owner of the Shareholder Shares and, if not converted, exchanged or exercised, the Shareholder Orezone Convertible Securities, if any, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.  The Shareholder is not, directly or indirectly, a party to, bound or affected by or subject to, any Orezone by-law, contract or provision, any statute, regulation, judgment, order, decree or law which would in any material respect be violated, contravened, breached by, or under which any material default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(e)
No Agreements.  No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Shareholder Securities, or any interest therein or right thereto, except pursuant to this Agreement.

(f)
Voting. Other than pursuant to this Agreement, none of the Shareholder Shares is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(g)
Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder.

(h)
Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or threatened against the Shareholder or any of its associates or affiliates that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Shareholder Securities and there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of any of the Shareholder Securities.

(i)
No Other Securities.  The only securities of Orezone beneficially owned or controlled, directly or indirectly, by the Shareholder as at the date hereof are the Shareholder Securities set out in Schedule A attached hereto and the Shareholder has no other agreement or option, or right or privilege (whether by law, pre emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of Orezone.

4.2	Representations and Warranties of IAMGOLD

IAMGOLD hereby represents and warrants to the Shareholder as follows, and acknowledges that the Shareholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Corporate Power. IAMGOLD has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)
Authorization. The execution and delivery of this Agreement by IAMGOLD and the consummation by IAMGOLD of the transactions contemplated hereunder have been authorized by the directors of IAMGOLD and no other proceeding on the part of IAMGOLD is necessary to authorize this Agreement or the transactions contemplated hereby.

(c)
Enforceability.  This Agreement has been executed and delivered by IAMGOLD and constitutes a legal, valid and binding agreement enforceable by the Shareholder against IAMGOLD in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(d)
Consents.  No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by IAMGOLD in connection with the execution and delivery of this Agreement by IAMGOLD, except as provided in the Arrangement Agreement.

ARTICLE 5
TERMINATION

5.1	Termination by IAMGOLD

IAMGOLD, when not in material default in the performance of its obligations under this Agreement or the Arrangement Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Shareholder if:

(a)	any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects; or

(b)	the Shareholder shall not have complied with its covenants to IAMGOLD contained in this Agreement in all material respects;

provided, however, that such termination shall be without prejudice to any rights which IAMGOLD may have as a result of any default by the Shareholder prior to such termination.

5.2	Termination by the Shareholder

The Shareholder, when not in material default of its performance of its obligations under this Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to IAMGOLD if:

(a)	any of the representations and warranties of IAMGOLD under this Agreement shall not be true and correct in all material respects;

(b)
IAMGOLD shall have amended the Arrangement Agreement to provide for lesser consideration per Orezone Share under the Arrangement without the prior written consent of the Shareholder or in any respect which is adverse to the Shareholder without the prior written consent of the Shareholder, provided that IAMGOLD may, without the consent of the Shareholder amend the terms of the Arrangement (A) to increase the consideration (or the value of the consideration) for the Orezone Shares under the Arrangement, or (B) extend the Effective Date to a date no later than the Termination Deadline; or (C) to the extent that IAMGOLD has the power to do so, to waive any condition of the Arrangement or the Arrangement Agreement; or

(c)	IAMGOLD shall not have complied with its covenants to the Shareholder contained herein in all material respects.

5.3	Automatic Termination

Unless extended by mutual agreement of the Shareholder, on the one hand, and IAMGOLD, on the other hand, this Agreement shall automatically terminate on the Termination Deadline.  In addition, this Agreement shall automatically terminate in the event that the Arrangement Agreement is terminated by any party thereto in accordance with its terms.

5.4	Agreement to Terminate

This Agreement may be terminated by a written instrument executed by each of IAMGOLD and the Shareholder.

5.5	Effect of Termination

If this Agreement is terminated in accordance with this Article 5, the provisions of this Agreement will become void and neither IAMGOLD nor the Shareholder shall have liability to the other of them, except in respect of a breach of the representations, warranties, obligations, terms or conditions of this Agreement which occurred prior to such termination in which case either IAMGOLD or the Shareholder shall be entitled to pursue any and all remedies at law or equity which may be available to it.

ARTICLE 6
GENERAL

6.1	Further Assurances

The Shareholder and IAMGOLD will, from time to time, execute and deliver all such other documents and instruments and do all such acts and things as the other of them may reasonably require (at the cost of the requesting party) to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.2	Survival of Representations and Warranties

No investigations made by or on behalf of IAMGOLD or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder herein or pursuant hereto.

No investigations made by or on behalf of the Shareholder or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by IAMGOLD herein or pursuant hereto.

6.3	Disclosure

Except as required by Applicable Laws or regulations or by any Governmental Entity or in accordance with the requirements of any stock exchange, no party hereto shall make any public announcement or statement with respect to this Agreement without the approval of IAMGOLD and the Shareholder which shall not be unreasonably withheld or delayed.  Moreover, the parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Applicable Laws.  The parties hereto acknowledge that the terms of this Agreement will be publicly disclosed.

6.4           Assignment

Subject to prior written notice to the Shareholder, IAMGOLD may assign all or part of its rights under this Agreement to a direct or indirect wholly-owned subsidiary of IAMGOLD, but, if such assignment takes place, IAMGOLD shall continue to be liable jointly and severally with the assignee for any obligations hereunder.  This Agreement shall not be otherwise assignable by any party hereto without the prior written consent of the other party hereto, which consent may not be unreasonably withheld, conditioned or delayed.

6.5	Time

Time shall be of the essence of this Agreement.

6.6	Independent Legal Advice

The Shareholder acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and the Shareholder has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

6.7	Currency

All sums of money referred to in this Agreement shall mean Canadian funds.

6.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to conflict of laws principles).

6.9	Entire Agreement

This Agreement, including the schedule hereto and the provisions of the Arrangement Agreement incorporated herein by reference, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

6.10	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

6.11	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)	to IAMGOLD, addressed as follows:

401 Bay Street, Suite 3200
PO Box 153
Toronto, ON M5H 2Y4

	Attention:	President and Chief Executive Officer

	Telephone:	(416) 360-4745
	Fax:	(416) 360-4750

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP
1 First Canadian Place
100 King Street West
Toronto, ON M5X 1B2

Attention:	Frank Davis

Telephone:	(416) 862-3440
Fax:	(416) 863-4592

(b)           the Shareholder at the addresses shown on Schedule A attached hereto or to such other address as the relevant party hereto may from time to time advise by notice in writing given pursuant to this section.  The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

6.12	Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party hereto of any material obligations contained in this Agreement will cause the other parties hereto to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party hereto shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

6.13	Expenses

Each of the parties hereto shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

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6.14	Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of telecopier transmission.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
	)		(signed) Ronald N. Little
Name:	) )	Print Name:	Ronald N. Little

IAMGOLD CORPORATION
		By:	(signed) Joseph Conway
Name: Joseph Conway
Title: President and Chief Executive Officer

SCHEDULE A
Shareholder Securities

Name of Shareholder	Address of Shareholder	Number of Orezone Shares and Orezone Convertible Securities
Ronald N. Little		2,146,524